666 Fifth Avenue, 31st Floor • New York, New York 10103-3198
Telephone: 212 318 3000 • Facsimile: 212 318 3400
February 1, 2011
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
Dear Sirs:
     We have acted as counsel to Delek US Holdings, Inc., a Delaware corporation (the “Company”) in connection with the preparation of a registration statement on Form S-3 (File No. 333-171598) (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering of an aggregate of 39,736,432 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, to be resold by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) from time to time.
     We have examined originals or copies of such records, as applicable, of the Company other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion letter. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies thereof, and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized, and are legally issued, fully paid and non-assessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose
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www.fulbright.com

Delek US Holdings, Inc.
February 1, 2011

consent is required to be filed with the Registration Statement under Section 7 of the Act.
Sincerely yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.